Exhibit 99.1

TransDigm Group Incorporated Announces New Board Member

Cleveland, Ohio, March 25, 2010/PRNewswire-FirstCall/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, announced today the appointment of Robert J. Small as a member of its Board of Directors. Mr. Small has also been appointed by the Board to be a member of the Audit and Compensation Committees.

Robert Small has been a Managing Director of Berkshire Partners LLC since 2000 and has 18 years of experience in private equity investing. He joined Berkshire Partners in 1992 and his directorships and primary Berkshire involvement include AAH Holdings, Inc., a manufacturer and retailer of party goods and metallic party balloons, and Active Aero Group Inc., an air cargo and air charter carrier. In the past, he served on the Board of Directors of another aerospace company Hexcel Corporation (NYSE). For the past three years, Mr. Small has directed Stockbridge, a specialized investment group within Berkshire Partners focused on marketable securities. Mr. Small is a graduate of Yale University and received an M.B.A. from Harvard Business School.

W. Nicholas Howley, the Chairman and Chief Executive Officer of TransDigm Group stated, “We are pleased that Rob has agreed to become a member of our Board. He is a seasoned investor with a unique blend of public investing and private equity exposure, merger and acquisition experience, as well as involvement in the aerospace industry at both Active Aero and Hexcel. We are fortunate to attract an executive of his caliber.”

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/ electromechanical actuators and controls, ignition systems and components, gear pumps, specialized valves, engineered connectors, power conditioning devices, specialized fluorescent lighting, specialized AC/DC electric motors, aircraft audio systems, engineered latches and cockpit security devices, lavatory hardware and components, hold open rods and locking devices, specialized cockpit displays, elastomers, NiCad batteries/chargers, and starter generators and related components.

Contact:	Jonathan D. Crandall
Investor Relations (216) 706-2945 ir@transdigm.com